Exhibit 10.1

Throughput Capacity Agreement

Between

Vitol Inc.

And

BKEP Crude, L.L.C

i

ii

THROUGHPUT CAPACITY AGREEMENT

THIS THROUGHPUT CAPACITY AGREEMENT (this “Agreement”), dated August 31, 2010 to be effective as of March 30, 2010 (the “Effective Date”), is entered into by and between Vitol Inc. (“Vitol”) and BKEP Crude, L.L.C. (“BKEP”).  Vitol and BKEP are sometimes referred to in this Agreement individually as a “Party” or collectively as the “Parties.”

WITNESSETH:

WHEREAS, BKEP owns and operates that certain 8-inch crude oil pipeline currently running from Ardmore, Oklahoma to Drumright, Oklahoma, commonly known as the Eagle North Pipeline System (the “System”); and

WHEREAS, Vitol desires to use 100% of the throughput capacity on the System during the Term of this Agreement for the purpose of transporting crude oil, which capacity is currently estimated to be approximately 17,500 Barrels of crude oil per day;

NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions.  Unless the context specifically indicates otherwise, for purposes of this Agreement, including the foregoing Recitals, the following terms shall have the meanings indicated below:

“Action” means any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, in relation to a Party, any Person that (i) directly or indirectly controls such Party, (ii) is directly or indirectly controlled by such Party or (iii) is directly or indirectly controlled by a Person that directly or indirectly controls such Party.  For this purpose, “control” of any entity or Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of a majority of equity interests or voting power or control in fact of the entity or Person or otherwise.   For purposes of this Agreement, (i) Vitol and its affiliates shall not be deemed to be Affiliates of Blueknight Energy Partners, L.P., Blueknight Energy Partners G.P., L.L.C. and any of their respective subsidiaries (including BKEP) and (ii) Blueknight Energy Partners, L.P., Blueknight Energy Partners G.P., L.L.C. and any of their respective subsidiaries (including BKEP) shall not be deemed to be Affiliates of Vitol.

“Agreement” has the meaning set forth in the Preamble.

“Bankrupt” means that a Party or its guarantor, if any, (i) is dissolved, other than pursuant to a consolidation, amalgamation or merger, (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditor's rights, or a petition is presented for its winding-up or liquidation, (v) has a resolution passed for its winding-up, official management or liquidation, other than pursuant to a consolidation, amalgamation or merger, (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets, (vii) has a secured party take possession of all or substantially all of its assets, or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets, (viii) files an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature or (ix) takes any other action to authorize any of the actions set forth above.

“Barrel” means 42 gallons.

“BKEP Indemnified Parties” has the meaning set forth in Section 9.2.

“Books & Records” has the meaning set forth in Section 4.4.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Oklahoma are authorized or required to close.

“Capacity” has the meaning set forth in Section 3.1.

“Claim Notice” has the meaning set forth in Section 9.3.

“Completion Date” means the first day of the first month after the System is placed into service and can transport at least 17,500 Barrels of crude oil per day.

“Contract Year” means each 12 month period during the Term with the first Contract Year commencing on the Completion Date.

“Damages” means all losses, claims, damages, costs, fines, penalties, obligations, payments and liabilities (including those arising out of any Action), together with all reasonable costs and expenses (including reasonable outside attorneys’ fees and reasonable out-of-pocket expenses) incurred in connection with any of the foregoing.

“Defaulting Party” has the meaning set forth in Section 8.2.

“Deficiency Payment” has the meaning set forth in Section 5.2.

“Easements” means rights-of-way, servitudes, rights of egress and ingress and other similar rights related to the use or enjoyment of the System.

“Environmental Law” means any Law pertaining to health (with respect to exposure to Hazardous Materials) or the environment currently in effect in any or all jurisdictions in which the System is located, including the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, and any state and local Laws implementing or comparable to the foregoing federal Laws.

“Event of Default” has the meaning set forth in Section 8.1.

“Force Majeure” means any cause or event reasonably beyond the control of a Party, including fires, earthquakes, lightning, floods, explosions, storms, adverse weather, landslides and other acts of natural calamity or acts of God; strikes, grievances, actions by or among workers or lock-outs (whether or not such labor difficulty could be settled by acceding to any demands of any such labor group of individuals and whether or not involving employees of BKEP or Vitol); accidents at, closing of, or restrictions upon the availability or use of pipelines or other transportation mechanisms; disruption or breakdown of, explosions or accidents to wells, storage plants, terminals, machinery, pump stations, receipt and delivery facilities, measurement and testing facilities or other facilities; acts of war, hostilities (whether declared or undeclared), civil commotion, embargoes, blockades, terrorism, sabotage or acts of the public enemy; any regulation by or any act or omission of any Governmental Authority; good faith compliance with any order, request or directive of any Governmental Authority; curtailment, interruption, interference, failure or cessation of supplies, facilities or equipment reasonably beyond the control of a Party; or any other cause reasonably beyond the control of a Party, whether similar or dissimilar to those above and whether foreseeable or unforeseeable, which, by the exercise of due diligence, such Party could not have been able to avoid or overcome.

“Governmental Authority” means any federal, state or local government, any of its subdivisions, agencies, authorities, commissions, boards or bureaus, any federal, state or local court or tribunal and any arbitrator or arbitral tribunal.

“Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore and asbestos or asbestos-containing materials.

“Improvements” has the meaning set forth in Section 3.4.

“Indemnified Party” has the meaning set forth in Section 9.3.

“Indemnifying Party” has the meaning set forth in Section 9.3.

“Indemnity Claim has the meaning set forth in Section 9.3.

“Initial Term” has the meaning set forth in Section 2.1.

“Interest Rate” means the lesser of (i) the applicable three-month LIBOR rate of interest, as adjusted from time to time, and (ii) the maximum rate of interest permitted by applicable Law.  LIBOR shall be established on the first day on which a determination of the Interest Rate is to be made under this Agreement and shall be adjusted daily based on available LIBOR quotes.

“LIBOR” means the London Interbank Offered Rate for three-month U.S. dollar deposits (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) at approximately 11:00 a.m. (London, England time), two (2) Business Days prior to the first (1st) day of such three-month period.  If for any reason such rate is not available, LIBOR shall be, for any specified period, the rate per annum reasonably determined by the parties in good faith as the rate of interest at which U.S. Dollar deposits in the approximate subject amount would be offered by major banks in the London interbank Eurodollar market at their request at or about 10:00 a.m. (London, England time) two (2) Business Days prior to the first day of such period for a term comparable to such period.

“Knowledge” means (i) with respect to a Person other than an individual, after due investigation or inquiry, actual knowledge of a particular fact by an officer, director, partner, manager or by any individual serving in a similar capacity of such Person or individuals directly reporting to such individuals, and (ii) with respect to an individual, the actual knowledge of a particular fact and the knowledge that a reasonably prudent individual could be expected to discover or otherwise become aware of in the ordinary course of business after due investigation or inquiry.

“Law” means any applicable law, statute, or ordinance of any nation, state or municipality, including the United States of America, and any political subdivision thereof, including any state of the United States of America, and any political subdivision of a state, any regulation, policy, protocol, proclamation, or executive order promulgated by any Governmental Authority, any rule or regulation of any self-regulatory organization such as a securities exchange or public utilities commission, or any applicable judgment, Order, decree, or decision of any court, arbitral tribunal or other Governmental Authority having the effect of law or legally enforceable in any such jurisdiction.

“Lien” means any lien, mortgage, deed of trust, security interest, charge, pledge, retention of title agreement, Easement, encroachment, condition, covenant or other encumbrance affecting title or the use, benefit or value of the System.

“Order” means any order, judgment, injunction, decree, determination or award of any Governmental Authority.

“Performing Party” has the meaning set forth in Section 8.2.

“Permit” has the meaning set forth in Section 6.5.

“Person” means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization, municipality, subdivision or agency within a municipality or other entity.

“Prepaid Fee” has the meaning set forth in Section 5.1.

“Purchaser Indemnified Party has the meaning set forth in Section 9.1.

“Real Property” means the fixtures, Easements, leases of real property and all other rights in real property owned, leased, held or used by BKEP in connection with the operation of the System.

“System” has the meaning set forth in the Recitals.

“Tax” means all income, profits, franchise, gross receipts, capital, sales, use, withholding, value added, ad valorem, transfer, employment, social security, disability, occupation, property, severance, production, excise and other taxes, duties and similar governmental charges and assessments imposed by or on behalf of any Governmental Authority (including interest and penalties thereon).

“Term” has the meaning set forth in Section 2.2.

“Third Party Throughput Agreement” means that certain Throughput and Deficiency Agreement, effective as of March 30, 2010, by and among BKEP, BKEP Pipeline, L.P. and certain third parties named therein.

“Usage Fee” has the meaning set forth in Section 5.2.

“Vitol Indemnified Party” has the meaning set forth in Section 9.1.

1.2 Construction of Agreement.

(a) Unless otherwise specified, all references herein are to the Articles, Sections and Exhibits of this Agreement and all Exhibits are incorporated herein.

(b) All headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this Agreement.

(c) Unless expressly provided otherwise, the word “including” as used herein does not limit the preceding words or terms and shall be read to be followed by the words “without limitation” or words having similar import.

(d) Unless expressly provided otherwise, all references to days, weeks, months, quarters and years mean calendar days, weeks, months, quarters and years, respectively.

(e) Unless expressly provided otherwise, references herein to “consent” mean the prior written consent of the Party at issue, which shall not be unreasonably withheld, delayed or conditioned.

(f) A reference to any Party to this Agreement or another agreement or document includes the Party’s permitted successors and assigns.

(g) Unless the contrary clearly appears from the context, for purposes of this Agreement, the singular number includes the plural number and vice versa; and each gender includes the other gender.

(h) Except where specifically stated otherwise, any reference to any applicable Law or agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time.

(i) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(j) The Parties acknowledge that they and their counsel have reviewed and revised this Agreement and that no presumption of contract interpretation or construction shall apply to the advantage or disadvantage of the drafter of this Agreement.

(k) All references herein to “dollars” shall mean dollars of the United States.

ARTICLE II
TERM

2.1 Initial Term.  The initial term of this Agreement shall commence on the Effective Date and shall terminate on the date that is four years after the Completion Date (the “Initial Term”); provided, that BKEP’s obligations to provide the Capacity of the System shall not commence until after the Completion Date.  The Parties shall memorialize the Completion Date, as well as the end date of the Initial Term, in a written letter signed by each Party.

2.2 Renewal Term.  This Agreement may be renewed upon the expiration of the initial term for additional one-year terms by the mutual agreement of the Parties.  The Initial Term and any renewal term shall constitute the “Term” of this Agreement.

ARTICLE III
SCOPE OF AGREEMENT

3.1 Capacity.  Subject to the terms and conditions set forth in this Agreement, Vitol hereby purchases from BKEP 100% of the pipeline capacity on the System (the “Capacity”), which shall be approximately 17,500 Barrels of crude oil per day.  Vitol shall have no right, title or interest in or to any portion of the System, except to the extent otherwise expressly set forth in this Agreement with regard to the Capacity.  Except as expressly set forth in this Agreement with respect to the Improvements, Vitol shall have no right to construct or cause to be constructed any modifications or additions to, or any expansion of, the Capacity or the System.  Vitol agrees that its rights to utilize the Capacity are solely as set forth in this Agreement and in accordance with any and all necessary regularity authorizations of Governmental Authorities regarding the use and enjoyment of the Capacity.  Upon termination or expiration of this Agreement, all of the Capacity and all rights of use and enjoyment related thereto shall revert to BKEP.

3.2 Use of Capacity.  Subject to Section 3.5, Vitol shall have the right to use the full operational capacity of the Capacity in accordance with the terms of this Agreement and all applicable Laws, and not otherwise.

3.3 New Facilities.  BKEP shall timely construct, own, operate and maintain, at its sole cost and expense, the improvements to the System more specifically set forth on Exhibit A attached hereto (the “Improvements”).  BKEP represents and warrants that the Improvements shall be completed in accordance with standard industry practices using that degree of care as would a reasonably prudent operator of a crude oil pipeline.  BKEP acknowledges that its duty to construct the Improvements constitutes fundamental consideration for this Agreement.

3.4 Common Carrier; Line Fill.  The System will be operated and maintained as an intrastate, common carrier pipeline, and all services performed by BKEP or its Affiliates for the benefit of Vitol shall be in accordance with any filed tariffs and this Agreement.  If Vitol is the sole shipper on the System, Vitol shall be responsible, at all times hereunder, to provide the line fill and tank fill for the System.  If Vitol is not the sole shipper on the System, Vitol shall be responsible, at all times hereunder, to provide its proportionate share of line fill and tank fill as determined in accordance with any published tariffs.

3.5 Third Party Throughput Agreement.  The Parties hereto acknowledge that (i) BKEP has entered into the Third Party Throughput Agreement relating to the System and the Capacity and (ii) Vitol has been provided a copy of the Third Party Throughput Agreement and is familiar with the terms and conditions therein.  Notwithstanding anything herein to the contrary, the Parties hereto agree that Vitol’s rights to the Capacity and the System under this Agreement are subordinate to the rights of the third parties to the Capacity and the System under the Third Party Throughput Agreement.  During the Term of this Agreement and for so long as a default by Vitol relating to payments under this Agreement has not occurred and is continuing, BKEP agrees to remit to Vitol any and all tariffs and deficiency payments received by BKEP or its Affiliates from such third parties pursuant to the Third Party Throughput Agreement.

ARTICLE IV
 OPERATION, AND MAINTENANCE OF CAPACITY

4.1 Operation of Capacity.  Subject to the terms and conditions of this Agreement, BKEP or one or more of its Affiliates at all times during the Term shall operate the Capacity as necessary to enable Vitol, to the fullest extent reasonably practicable, to utilize the Capacity as if it were Vitol’s own capacity.  In respect of System operations and as between the Parties, BKEP shall be solely responsible for, and will have sole and exclusive control over, all aspects of the operation and maintenance of the System, and shall operate and maintain the System in accordance with this Agreement, sound and prudent crude oil pipeline industry practice, BKEP’s standard operating and maintenance policies, and the applicable requirements of Law.  Vitol shall have no right or duty to operate or maintain the System or to supervise, direct or otherwise control in any manner the operation and maintenance of the System.  Prior to the commencement of the Term, the Parties shall meet to establish operational guidelines, procedures and timeframes for scheduling crude oil receipts and deliveries.

4.2 Coordination of Operations.  The Parties agree to coordinate operation of the System and any Vitol facilities receiving crude oil from the Capacity.  In the event of Force Majeure or the occurrence of any other event which requires BKEP to interrupt, curtail or otherwise restrict the availability of any of the Capacity, including without limitation scheduled maintenance or repair of the System, the quantity of capacity available for Vitol’s use under this Agreement shall be reduced to the minimum extent necessary.  BKEP shall give Vitol reasonable prior notice, but in no event less than three (3) days’ prior notice, of any scheduled maintenance or repair or of any other activity within the reasonable control of BKEP, which requires or reasonably could be expected to require BKEP to so restrict the availability of the Capacity.  The Parties will, to the fullest extent practicable, coordinate scheduling of maintenance of their respective facilities to minimize limitations on the use of the Capacity.

4.3 Sustained Unavailability of Capacity.  To the extent that, for any reason other than an event of Force Majeure, BKEP fails to make the entire amount of Capacity available for use by Vitol on any day after the Completion Date in accordance with this Agreement for more than 60 days, whether consecutive or nonconsecutive, during the Term of the Agreement, then Vitol shall have the right to terminate this Agreement within six months following such lack of capacity (without prejudice to its right to receive any damages to which it may be entitled at Law or in equity) by the provision of thirty (30) days’ prior written notice to BKEP.

4.4 Books and Records Pertaining to Capacity.  BKEP shall keep and maintain, in accordance with generally accepted practices, consistently applied, books, records, accounts and other documents sufficient to record accurately charges assessed, operations and maintenance activities, services performed on behalf of Vitol, and all other matters related to the performance of BKEP’s obligations under this Agreement (collectively “Books and Records”).  Vitol shall have access during regular daytime business hours, upon reasonable advance notice, to the Books and Records for purposes of auditing and verifying the related services rendered, charges assessed, operations and maintenance activities performed and all other matters related to the performance of BKEP’s obligations under this Agreement.

ARTICLE V
CHARGES AND PAYMENTS

5.1 Prepaid Fee.  Vitol shall pay BKEP a prepaid capacity reservation fee (the “Prepaid Fee”) equal to $5.5 million ($5,500,000) to reserve the Capacity for the Initial Term.  The Prepaid Fee shall be due and payable in full within seven days after the execution of this Agreement by all Parties hereto, by wire transfer of immediately available funds to the account heretofore specified by BKEP.

5.2 Additional Fees.  Vitol shall pay BKEP an amount equal to $0.37 per Barrel (the “Usage Fee”) for each Barrel of crude oil delivered for or on behalf of Vitol (or for or on behalf of any third party pursuant to the Third Party Throughput Agreement) on the System during the Term.  BKEP shall invoice Vitol on a monthly basis for any such Usage Fees accrued in the prior month, which invoice shall include substantiating documentation as reasonably requested by Vitol.  BKEP’s invoice shall be due and payable within thirty (30) days of receipt by Vitol.  In addition, if the payments made by Vitol in any Contract Year are in the aggregate less than $2,364,892, then Vitol shall pay BKEP a deficiency payment (the “Deficiency Payment”) equal to $2,364,892 minus the aggregate amount of all payments made by Vitol during such Contract Year.  Any Deficiency Payment required hereunder shall be paid within thirty days after the end of such Contract Year.  Vitol’s obligation to make any Deficiency Payment hereunder shall be subject to the condition that BKEP remits to Vitol the deficiency payments received from third parties pursuant to the Third Party Throughput Agreement, as more specifically set forth in Section 3.5.  In the event that BKEP fails to remit such deficiency payments, or any part thereof, to Vitol pursuant to Section 3.5, Vitol may similarly reduce or suspend, as applicable, its payment of any Deficiency Payment to BKEP to correspond to the amount remitted by BKEP to Vitol.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BKEP

BKEP represents and warrants to Vitol that:

6.1 Existence.  BKEP is a limited liability company validly existing under the Laws of the State of Delaware, and has all requisite power to own and operate the System and to carry on its business as now conducted.

6.2 Authorization; Execution and Validity.  This Agreement constitutes the legal, valid, and binding obligations of BKEP in accordance with its terms.  BKEP has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the documents required herein and to perform its obligations under this Agreement and the documents required herein.  The execution, delivery and performance by BKEP of this Agreement and the consummation by BKEP of the transactions contemplated hereby to be consummated by it have been duly authorized.  This Agreement has been duly and validly executed and delivered by BKEP and is enforceable against BKEP in accordance with its terms, except to the extent that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law.

6.3 Brokers.  There is no broker, finder or other party that is entitled to receive from BKEP any brokerage or finder’s fee or other fee or commission as a result of this Agreement or any transactions contemplated by this Agreement.

6.4 Litigation.  Other than as disclosed in the Annual Report on Form 10-K filed by Blueknight Energy Partners, L.P. with the Securities and Exchange Commission on March 30, 2010, there are no Actions pending, or to the Knowledge of BKEP threatened, against BKEP or its subsidiaries or their respective properties, assets, operations or business which would materially delay, prevent or hinder BKEP’s performance of this Agreement or otherwise materially affect the Capacity.

6.5 Permits.  BKEP has or will obtain all material licenses, certificates, permits and other authorizations (the “Permits”) necessary to operate the System.  No Action is pending or, to BKEP’s Knowledge, threatened to revoke or limit any such Permit in a manner that would have a material adverse effect on the System or the Capacity.  All of the Permits are valid and in full force and effect and BKEP is not in default, and no condition exists that with notice or lapse of time or both would constitute a default, under such Permits except to the extent that would not have a material adverse effect.  BKEP has not received from any Governmental Authority notification that any Permit is not in full force and effect, has been violated in any respect, or is subject to any suspension, revocation, modification or cancellation.  No Permit will be revoked, invalidated or otherwise amended as a result of the transaction contemplated in this Agreement.

6.6 Condition of System.  BKEP represents that since BKEP’s acquisition and construction of the System, the System has been operated in all material respects in accordance with applicable Laws, including all applicable pipeline safety standards, and in accordance with prudent industry practices.

6.7 Title.  BKEP has good and marketable title to the System, including all material Real Property rights and Easements necessary to operate the System.

6.8 Environmental Matters.  The System is in compliance in all material respects with applicable Environmental Laws and, to the Knowledge of BKEP, there are no past or present Actions, activities, circumstances, conditions, events or incidents, including, but not limited to, the release, emission, discharge or disposal of any Hazardous Material, that could form the basis of any claim against, or violation by BKEP of any Environmental Law with respect to the System and that would have a material adverse effect on the System.  No notice, notification, demand, request for information, citation, summons, complaint or Order has been received by, and no Action is pending, or to BKEP’s Knowledge threatened, by any Person against BKEP with respect to any Environmental Law.

6.9 Compliance with Applicable Laws.  Since BKEP’s acquisition and construction of the System, BKEP has, in connection with the ownership and operation of the System, complied in all material respects with applicable Laws, and no Actions have been filed against BKEP alleging a violation of any such Law.  No event has occurred, and no circumstances or condition exists, that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a failure of the System to comply with the terms of any applicable Laws.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF VITOL

Vitol represents and warrants to BKEP that:

7.1 Organization and Existence.  Vitol is an unincorporated division of Vitol, Inc, a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power to enter into and perform this Agreement.

7.2 Authority Relative to this Agreement.  The execution, delivery and performance by Vitol of this Agreement and the consummation by Vitol of the transactions contemplated hereby to be consummated by it have been duly authorized by all necessary company action.  This Agreement has been duly and validly executed and delivered by Vitol, constitutes a valid and binding obligation of Vitol and is enforceable against Vitol in accordance with its terms, except to the extent that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law.

7.3 Brokers.  There is no broker, finder or other party that is entitled to receive from Vitol any brokerage or finder’s fee or other fee or commission as a result of this Agreement or any transactions contemplated by this Agreement.

7.4 Litigation.  There are no Actions pending, or to the Knowledge of Vitol threatened, against Vitol or its properties, assets, operations or business that might delay, prevent or hinder Vitol’s performance of this Agreement.

7.5 Title to Crude Oil.  Vitol shall hold unencumbered title to all crude oil delivered to BKEP pursuant to this Agreement and all such crude oil shall comply with the crude oil specifications set forth in the System’s tariff.

ARTICLE VIII
EVENTS OF DEFAULT

8.1 Event of Default.  Notwithstanding any other provision of this Agreement, an event of default (an “Event of Default”) shall be deemed to occur when:

(a) Either Party fails to make payment when due under this Agreement within three (3) Business Days of a written demand therefore.

(b) Other than as described in Sections 8.1(a), either Party fails to perform any obligation or covenant to the other under this Agreement, which is not cured to the satisfaction of the other Party (in its sole discretion) within fifteen (15) Business Days from the date that such Party receives written notice that corrective action is needed.

(c) Either Party breaches any representation or warranty made or any warranty or representation proves to have been incorrect or misleading in any material respect when made; provided, however, that if such breach is curable, such breach is not cured to the satisfaction of the other Party (in its sole discretion) within fifteen (15) Business Days from the date that such Party receives notice that corrective action is needed.

(d) Either Party becomes Bankrupt.

8.2 Remedies Upon Event of Default.  Notwithstanding any other provision of this Agreement, upon the occurrence of an Event of Default with respect to either Party (the “Defaulting Party”), the other Party (the “Performing Party”) shall in its sole discretion and upon one (1) Business Day’s prior written notice to the Defaulting Party, be entitled to suspend its obligations under this Agreement (including suspending the availability to Vitol of the Capacity if Vitol is the Defaulting Party), in addition to the remedies set forth in Article X and any other remedy available under applicable Law or in equity.

ARTICLE IX
INDEMNIFICATION AND LIMITATION OF LIABILITY

9.1 Indemnification by BKEP.  Subject to the other provisions of this Article IX, BKEP agrees to indemnify, defend and hold harmless Vitol and its officers, directors, managers, members, partners, employees, Affiliates, agents and shareholders (each a “Vitol Indemnified Party” and, collectively, the “Vitol Indemnified Parties”) against any and all Damages suffered by any Vitol Indemnified Party arising, either directly or indirectly, out of:

(a) Any actions against any Vitol Indemnified Parties arising out of the actions or inactions of BKEP or the ownership or operation of the System (other than any actions or inaction that are taken at the specific direction of Vitol);

(b) any actions, omissions, circumstances or conditions which arise under Environmental Laws or relate to Hazardous Materials with respect to the System; and

(c) the breach of any covenant, representation or warranty made by BKEP in this Agreement.

9.2 Indemnification by Vitol.  Subject to the other provisions of this Article IX, Vitol agrees to indemnify, defend and hold harmless BKEP its officers, directors, managers, members, partners, employees, Affiliates, agents and shareholders (collectively, the “BKEP Indemnified Parties”), against any Damages suffered by any BKEP Indemnified Parties arising out of:

(a) the failure of Vitol to have title to crude oil introduced by it into the System pursuant to this Agreement;

(b) the failure of any crude oil delivered to the System by Vitol to conform to the System’s specifications, as published in the applicable tariff; and

(c) the breach of any covenant, representation or warranty made by Vitol in this Agreement.

9.3 Indemnification Notice.  Each Party entitled to indemnification pursuant to Section 9.1 or Section 9.2 (“Indemnified Party”) who determines that an event has occurred giving rise (or which may give rise) to a right of indemnification hereunder in favor of such Indemnified Party (an “Indemnity Claim”), shall promptly notify the Party obligated to provide indemnification or from whom indemnification is being or will be sought (the “Indemnifying Party”) in writing of such Indemnity Claim (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such Indemnity Claim; provided, however, the failure of any Indemnified Party to give timely notice thereof shall not affect any of its rights to indemnification hereunder nor relieve the Indemnifying Party from any of its indemnification obligations hereunder, except to the extent the Indemnifying Party is materially prejudiced by such failure.

9.4 Indemnification Procedure.  Any obligation to provide indemnification shall be subject to the following terms and conditions:

(a) Upon receipt of a Claim Notice, the Indemnifying Party shall, at its cost and expense and upon notice to the Indemnified Party within thirty (30) days of its receipt of such Claim Notice (or any shorter time period as the circumstances may warrant), assume and control the defense, compromise, settlement and investigation of such Indemnity Claim, including the management of any proceeding relating thereto, and shall employ and engage counsel reasonably acceptable to the Indemnified Party; provided, however, that if there exists a material conflict of interest (other than one of a monetary nature) or if the Indemnified Party has been advised by counsel that there may be one or more legal or equitable defenses available to it that are different from or additional to those available to the Indemnifying Party, which, in either case, would make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, then the Indemnified Party shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Party (except that the Indemnifying Party shall not be obligated to pay the fees and expenses of more than one separate counsel, other than local counsel, for all Indemnified Parties, taken together).

(b) The Indemnified Party may, at its own cost and expense, participate in the defense of such Indemnity Claim and agrees to cooperate with the Indemnifying Party in such efforts and make available to the Indemnifying Party all witnesses, records, materials and information in the Indemnified Party’s possession, under its control or to which it may have access as may be reasonably required by the Indemnifying Party.  The Indemnifying Party will keep the Indemnified Party reasonably informed of the progress of the defense of any such Indemnity Claim.  If the Indemnifying Party fails to so assume the defense and investigation of any such Indemnity Claim, (i) the Indemnified Party shall have the right to undertake the defense, compromise, settlement and investigation of such Indemnity Claim on behalf of, and at the cost and expense of and for the account and risk of the Indemnifying Party, (ii) the Indemnifying Party agrees to cooperate with the Indemnified Party in such efforts and (iii) the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of the defense of any such Indemnity Claim.

9.5 Settlement of Indemnity Claims.  The Indemnifying Party shall not, without the written consent of the Indemnified Party, (a) settle or compromise any Indemnity Claim or consent to the entry of any final judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff of a written release or releases from all liability in respect of such Indemnity Claim of all Indemnified Parties affected by such Indemnity Claim, or (b) settle or compromise any Indemnity Claim if the settlement imposes equitable remedies or material obligations on the Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder.  No Indemnity Claim that is being defended in good faith by the Indemnifying Party shall be settled or compromised by the Indemnified Party without the written consent of the Indemnifying Party.

9.6 Limits on Indemnification.  Nothing in this Article IX shall in any manner limit the Parties’ rights related to direct claims for breach of this Agreement or actions based in fraud or willful misconduct.

9.7 No Special Damages.  IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS ARTICLE IX OR OTHERWISE IN RESPECT OF THIS AGREEMENT FOR EXEMPLARY, SPECIAL, PUNITIVE, INDIRECT, REMOTE, SPECULATIVE OR CONSEQUENTIAL DAMAGES EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO AN UNAFFILIATED THIRD PARTY IN CONNECTION WITH AN INDEMNITY CLAIM HEREUNDER.

ARTICLE X
TERMINATION

10.1 Termination.  This Agreement may be terminated prior to the expiration of the Term only as follows:

(a) by mutual written consent of the Parties;

(b) by Vitol pursuant to Section 4.3;

(c) by the Performing Party following the occurrence of an Event of Default; or

(d) by either Party for extended Force Majeure pursuant to Section 11.3.

10.2 Effect of Termination.  In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void, and there shall be no liability on the part of BKEP or Vitol; provided, however, that this Section 10.2 shall not release either Party from any such liability for a breach by such Party of this Agreement or liability that otherwise existed as of the date of such termination.  In addition, in the event that this Agreement is terminated by Vitol during the Initial Term as a result of an Event of Default by BKEP, Vitol’s damages shall be equal to the pro rata portion of the Prepaid Fee (calculated by multiplying the Prepaid Fee by the product of the remaining months in the Initial Term divided by the full number of months during the Initial Term) plus interest on such amount at the Interest Rate from the Effective Date to the date of such termination of the Agreement.

ARTICLE XI
FORCE MAJEURE

11.1 Force Majeure.  Neither Party shall be liable to the other Party if it is rendered unable by an event of Force Majeure to perform in whole or in part any of its obligations hereunder, for so long as the event of Force Majeure exists and to the extent that performance is hindered by the event of Force Majeure; provided, however, that the Party unable to perform shall use all commercially reasonable efforts to avoid or remove the event of Force Majeure.  During the period that performance by one of the Parties of a part or whole of its obligations has been suspended by reason of an event of Force Majeure, the other Party likewise may suspend the performance of all or a part of its obligations to the extent that such suspension is commercially reasonable, except for any payment and indemnification obligations.

11.2 Notices.  The Party rendered unable to perform its obligations hereunder shall give notice to the other Party within twenty-four (24) hours after becoming aware of the occurrence of an event of Force Majeure, including, to the extent feasible, the details and the expected duration of the event of Force Majeure and the volume of the Capacity affected.  Such Party shall promptly notify the other Party when the event of Force Majeure is terminated.

11.3 Termination and Curtailment.  In the event that a Party’s performance is substantially suspended due to an event of Force Majeure in excess of forty-five (45) consecutive days from the date that notice of such event is given, and so long as such event is continuing, the non-claiming Party, in its sole discretion, may terminate this Agreement by notice to the other Party, and neither Party shall have any further liability to the other Party in respect of this Agreement except for the rights and remedies previously accrued under this Agreement, including any payment and indemnification obligations by either Party under this Agreement.

11.4 Resumption of Performance.  If this Agreement is not terminated pursuant to this Article 11 or any other provision of this Agreement, performance of this Agreement shall resume to the extent made possible by the end or amelioration of the event of Force Majeure in accordance with the terms of this Agreement; provided, however, that the Term of this Agreement shall not be extended for the period of any event of Force Majeure.

ARTICLE XII
MISCELLANEOUS

12.1 Expenses.  Each of the Parties will pay all costs and expenses of its performance of and compliance with this Agreement.

12.2 Cooperation; Further Documents.  Each of the Parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all action, and to do or cause to be done all things necessary, proper or advisable under applicable Laws, regulations or otherwise, to consummate and to make effective the transactions contemplated by this Agreement, including, the timely performance of all actions and things contemplated by this Agreement to be taken or done by each of the Parties hereto.

12.3 Severability.  If any provision of this Agreement as applied to the Parties hereto or to any circumstance shall be held invalid, illegal or unenforceable by any court of competent jurisdiction, (i) the validity, legality and enforceability of the remaining provisions of this Agreement will remain in full force and effect and (ii) the application of such provision to any other part or to any other circumstance shall not be affected or impaired thereby.

12.4 Notices.  All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been given if personally delivered or mailed, first class, registered or certified mail, postage prepaid, overnight courier or facsimile transmission, and shall be deemed received when actually delivered as reflected by the postal return receipt, courier’s receipt or facsimile record:

(a) If to BKEP, to:

BKEP Crude, L.L.C.
6120 South Yale Ave., Suite 5005
Tulsa, Oklahoma 74136
Attention:  Chief Financial Officer
Telecopy:  918-237-4001

with a copy to:

BKEP Crude, L.L.C.
2575 Kelley Pointe Parkway, Suite 100
Edmond, Oklahoma 73013
Attention:  Chief Operating Officer
Telecopy:  405-231-4701

(b) If to Vitol, to:

VITOL INC.
1100 Louisiana Street, Suite 5500
Houston, Texas 77002
Attention:  Mr. James C. Dyer, IV
Telecopy:  713-230-1111

or at such other address as shall be given in writing by either Party to the other.

12.5 Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the successors, whether by merger, consolidation or otherwise, and permitted assigns of the Parties hereto.

12.6 Assignment.  No Party hereto may assign this Agreement, in whole or in part, except with the prior written approval of the other Party, which approval shall not be unreasonably withheld, delayed or conditioned; provided, that Vitol may assign its rights to the Capacity to the third parties that are party to the Third Party Throughput Agreement without the consent of BKEP.  Notwithstanding the foregoing, each Party may assign, without the prior written consent of the other Party, all, but not less than all, of its rights and obligations hereunder to an Affiliate of such Party; provided, that (i) the proposed assignee provides to the non-assigning Party a direct covenant that it will observe and perform all of the assigning Party’s obligations under this Agreement and (ii) a copy of the assignment or other transfer document has been delivered to the non-assigning Party.

12.7 Amendment.  This Agreement may be amended only by an instrument in writing executed by the Parties hereto.

12.8 Entire Agreement.  This Agreement and the exhibits hereto constitute the entire agreement, understanding, representations and warranties of the Parties hereto and supersede all prior agreements, understandings, representations and warranties of the Parties hereto, whether written or oral, regarding the matters addressed herein.

12.9 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

12.10 Governing Law.  This Agreement shall be construed in accordance with and governed by the Laws of the State of Texas, without regard to conflicts of law principles.

12.11 Waiver.  Any of the terms or conditions of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits thereof.  Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

12.12 No Third Party Beneficiaries.  This Agreement is made and entered exclusively for the benefit of Vitol and BKEP and is not intended to create any obligation of either Vitol or BKEP to any other party.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer as of the date set forth below.

BKEP CRUDE, L.L.C.

By:	/s/ Alex G. Stallings
Name:	Alex G. Stallings
Title:	Chief Financial Officer
Date:	September 2, 1010

VITOL INC.

By:	/s/ M.A. Loya
Name:	M.A. Loya
Title:	President
Date:	August 31, 2010

Signature Page to Throughput Capacity Agreement

EXHIBIT A
IMPROVEMENTS TO EAGLE NORTH PIPELINE SYSTEM

Refurbishment and completion of the Eagle North Pipeline System and related improvements and equipment associated therewith.